CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 20-F of our reports dated March 24, 2010 relating to the financial statements of Play La, Inc.

We also consent to the reference to our Firm under the caption “Experts” in the Annual Report.

/s/ Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida

April 9, 2010

Endnotes

200 South Park Road, Suite 150  •  Hollywood, Florida 33021  •  Main 954.922.5885  •  Fax 954.922.5957  •  www.jsw-cpa.com

Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants

Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC